EXHIBIT 10.6

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is effective the 22nd day of August, 2002 by and between BioReliance Corporation, a Delaware corporation with principal offices located at 14920 Broschart Road, Rockville, Maryland 20850, and all of its subsidiary companies and its successors or assigns (the “Corporation”) and Capers W. McDonald (the “Executive”).

1.	POSITION AND EMPLOYMENT RELATIONSHIP:

1.	The Executive is currently employed as the President and Chief Executive Officer (“CEO”) of the Corporation. Commencing on the effective date of this Agreement for a term of twelve (12) months (hereinafter referred to as “Term”), the Corporation hereby agrees to continue to employ the Executive in his current position or a comparable position consistent with his qualifications and experience, and the business needs of the Corporation. At the end of this twelve (12) month Term, this Agreement and all its provisions will renew once for another Term of twelve (12) months, unless ninety (90) days prior to the end of the original Term, the Executive or the Chairman of the Board of the Corporation provides written notice to the other of an intent not to renew the Agreement.

2.	Such employment relationship is not at-will and is instead governed by the terms and conditions set forth in this Agreement. The Employment relationship, however, may be terminated by the Corporation or the Executive prior to the expiration of this twelve (12) month Term pursuant to sections E, F, I, and J respectively of this Agreement.

3.	As President and CEO, the Executive shall hold the responsibilities of the most senior executive in the Corporation and shall perform such duties as may be assigned to the Executive from time to time by the Corporation’s Board of Directors (“the Board”), including, but not limited to the following: overseeing all corporate functions; directing the organization toward the attainment of sales and profit goals and maximum return on invested capital; formulation of current and long-range plans and objectives including quality, client satisfaction and Executive development goals; and representing the organization in relations with its clients and the communities in which it does business.

2.	LIMITATION ON OUTSIDE ACTIVITIES: The Executive shall devote his full employment energies, interest, abilities and time to the performance of the obligations hereunder and shall not, without written consent of the Chairman of the Board, render to others any service of any kind for compensation, and in addition, shall not engage in any activity which conflicts or interferes with the performance of the Executive’s duties hereunder.

3.	COMPENSATION: For all services rendered by Executive pursuant to this Agreement, Corporation will pay to Executive, and the Executive will accept as full compensation hereunder, the following:

1.	Base Salary: The Executive’s annual base salary (“salary”) during calendar year 2002, as determined by the Compensation Committee of the Board, shall be four hundred and three thousand dollars ($403,000). The salary will be subject to all appropriate federal, state and local withholding requirements and will be payable in equal bi-weekly installments. The Executive’s salary during a subsequent calendar year during the Term of this Agreement will be determined by the Compensation Committee of the Board, but in no event shall the Executive’s salary be less than the salary he received during the prior calendar year.

2.	Performance Bonus: If the Executive remains in the employ of the Corporation through December 31 of each year during the Term of this Agreement, the Executive shall be eligible for a performance bonus (“bonus”) based on individual and corporate performance factors relating to mutually acceptable objectives. Executive’s bonus will be subject to all appropriate federal, state and local withholding requirements. The exact amount of the bonus will be at the discretion of the Compensation Committee of the Board. Unless otherwise specified in this Agreement, the Corporation will be obligated to pay the Executive the bonus as long as the Executive (a) does not resign from the Corporation before December 31 of each year, or (b) is not terminated for Cause (as hereinafter defined), or (c) does not fail to meet his individual performance objectives. This bonus will be paid within thirty (30) calendar days after receipt by the Corporation of its audited financial statements.

3.	Stock Options: As an inducement to remain in the employ of the Corporation and as an incentive to build the Corporation’s value, the Corporation may grant to the Executive additional stock options. The number of option shares to be granted and their timing and other terms will be determined by the Compensation Committee of the Board and governed by the Corporation’s 1997 Incentive Plan (as adopted May 28, 1997 and amended and restated September 24, 1997, May 21, 1998, May 13, 1999, and June 10, 2002) [hereinafter referred to as “1997 Incentive Plan"], which is attached hereto as Exhibit 1.

D.	BENEFITS AND PERQUISITES:

1.	Medical and Other Insurance Coverage: The Corporation shall provide such medical and other insurance coverage to the Executive to the extent and on the terms that such benefits are made available to other similarly situated employees. This provision does not alter the Corporation’s right to modify or eliminate any employee benefit plan from time to time and does not guarantee the continuation of any kind or level of benefit or perquisite.

2.	Paid Personal Leave: The Executive shall receive vacation, sick and personal holiday leave pursuant to the Corporation’s Paid Personal Leave Policy (“PPL”) under the schedule for an Executive of the Company, which is attached hereto as Exhibit 2 and incorporated herein by reference.

3.	Other Perquisites and Benefits: The Corporation will provide the Executive with appropriate office space, as it deems necessary, and will provide telephone, computer, email and internet access as required to perform the Executive’s duties during the term of his employment.

E.	COMPENSATION UPON CHANGE IN CONTROL: Notwithstanding any other provision in this Agreement, if there is a “change in control” of the Corporation (as hereinafter defined) during the Term of this Agreement and within twelve (12) months thereafter, either (1) the Executive is terminated Without Cause (as hereinafter defined in section F) or (2) the Executive’s responsibilities are significantly reduced and, as a result, the Executive terminates his employment pursuant to section J, the Executive shall be entitled to the compensation and benefits set forth below. For purposes of this provision, it shall not be considered a significant reduction in the Executive’s responsibilities if changes in these responsibilities are those that would be normally anticipated as a result of the Corporation becoming a subsidiary or a division of another company and thus no longer a separately traded public company, provided that the Executive has responsibilities that would customarily be associated with those of a president and chief executive officer of a subsidiary or a general manager of a division comparable to the Corporation.

1.	Base Compensation: The Corporation shall pay the Executive sixteen (16) months of his then current base salary. This compensation will be paid in two parts, as follows: (a) an initial lump-sum payment of eight (8) months of base salary will be paid within ten (10) working days of termination of employment and (b) beginning six (6) months after termination of employment, equal monthly payments for eight (8) months thereafter. This second payment in section (b) will be correspondingly reduced by any base compensation payments the Executive receives through new employment. The Executive is obligated to inform the Corporation, its successors and assigns, in writing within ten (10) calendar days of his acceptance of such new employment and include in this notice what his base compensation and expected start date are. However, if the Executive’s base compensation at such new employment is equal to or exceeds his prior base salary at the Corporation, the Executive may simply confirm this fact in the notice in lieu of disclosing the actual new base compensation figure.

2.	Stock Options: The disposition of any and all stock options granted by the Corporation to the Executive will be governed by the 1997 Incentive Plan.

3.	Bonus Compensation: The Corporation shall pay the Executive his performance bonus, pro-rated, within thirty (30) calendar days after receipt by the Corporation of its audited financial statements.

4.	Medical Benefits: If the Executive elects to continue medical benefits coverage under COBRA, the Corporation will pay the applicable COBRA premium for a period of the lesser of eighteen (18) months or until such time as the Executive obtains other employment that provides medical benefits coverage, provided the Executive and any of his eligible dependents elect COBRA continuation coverage. This provision is otherwise subject to all applicable COBRA continuation requirements and does not alter the Corporation’s right to amend or terminate its medical plan.

5.	Other Benefits: If the Executive is involved in pre-approved course work eligible for reimbursement under the Corporation’s Tuition Assistance Program (“Program”) or has an education assistance loan outstanding under that Program, the Corporation will reimburse any remaining balance due on the course work and forgive any indebtedness in connection with the outstanding education assistance loan. This provision is otherwise subject to all applicable Tuition Assistance Program requirements and does not alter the Corporation’s right to amend or terminate its Program.

A “change in control” for purpose of this Agreement shall be deemed to have occurred if the Corporation is subject to an acquisition in accordance with Section 2.12 (a) of the Corporation’s 1997 Incentive Plan, which is attached hereto as Exhibit 1.

The privileges, compensation, and benefits set forth in section E survive the expiration of this Agreement as long as there is a “change in control” as herein defined during the Term of this Agreement.

All compensation paid by the Corporation under section E will be subject to all appropriate federal, state and local withholding requirements. Also, notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Corporation, any affiliate of the Corporation, any person who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payment”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then

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the Total Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of the Total Payments will be subject to the Excise Tax. The Corporation shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which is payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are paid the farthest in time from the determination that the Total Payments need to be reduced. All determinations required to be made under this provision shall be made by a nationally recognized accounting firm that is the Corporation’s outside auditor at the time of such determinations.

Any dispute between the Executive and the Corporation, it successors and assigns, involving section E will be resolved by arbitration in accordance with section Q below, except any 280G determination made by Corporation’s outside auditor shall be binding, final, and conclusive upon the Corporation and the Executive.

F.	TERMINATION OF EMPLOYMENT: During the Term of this Agreement, Executive’s employment is not at-will and may be terminated by the Corporation only on two bases: (1) Cause; or (2) Without Cause. As used in this Agreement, “Cause” shall mean that the Executive:

(1)	committed an act or acts of personal dishonesty intended to result in the Executive’s personal enrichment at the expense of the Corporation, and which constitute(s) fraud, embezzlement, grand larceny or any felonious act;

(2)	materially failed or refused to perform the Executive’s essential duties and obligations as an employee of the Corporation;

(3)	committed an act of willful misconduct;

(4)	was convicted of a felony or other serious crime;

(5)	has engaged in the unlawful use of narcotics;

(6)	engaged in abusive use of alcohol to a degree, or in a manner, that would materially and adversely affect the performance of the Executive’s assigned work or degrade the reputation of the Corporation;

(7)	violated the terms of the Confidentiality, Trade Secrets and Noncompetition Agreement he signed on June 15, 1998;

(8)	violated or breached the terms of this Agreement; or

(9)	is unable to perform the essential functions of his position due to disability, injury, or illness as set forth in section I below or due to death.

In accordance with these definitions of Cause, the Board, or a delegated committee of the Board, will in its sole discretion decide whether the Executive shall be terminated for Cause after affording the Executive an opportunity to be heard on the matter. The Board, or the delegated committee of the Board, will in its sole discretion determine the time, place, and manner of the opportunity for the Executive to be heard, but to the extent practicable any such meeting will take place in Montgomery County, Maryland during regular business hours. If the Executive fails to appear or to follow the manner of opportunity afforded by the Board or its committee, the Board, or the delegated committee, may render its decision without hearing the Executive’s views.

Any reason for termination other than those set forth above will be deemed to be Without Cause.

G.	TERMINATION WITHOUT CAUSE — EFFECT ON FUTURE COMPENSATION: In the event Executive is terminated Without Cause and there has not been a “change in control” as defined in section E of the Agreement, Executive will be entitled to receive the following compensation and benefits:

1.	Base Compensation: The Corporation shall pay the Executive his then current base salary for twelve (12) months. Such compensation shall be paid in equal monthly payments and will be subject to all appropriate federal, state and local withholding requirements.

2.	Stock Options: The disposition of any and all stock options granted by the Corporation to the Executive will be governed by the 1997 Incentive Plan.

3.	Bonus Compensation: The Corporation shall pay the Executive his performance bonus, pro-rated, within thirty (30) calendar days after receipt by the Corporation of its audited financial statements.

4.	Medical Benefits: If the Executive elects to continue medical benefits coverage under COBRA, the Corporation will pay the applicable COBRA premium for a period of the lesser of eighteen (18) months or until such time as the Executive obtains other employment that provides medical benefits coverage, provided the Executive and any of his eligible dependents elect COBRA continuation coverage. This provision is otherwise subject to all applicable COBRA continuation requirements and does not alter the Corporation’s right to amend or terminate its medical plan.

5.	Other Benefits: If the Executive is involved in pre-approved course work eligible for reimbursement under the Corporation’s Tuition Assistance Program (“Program”) or has an education assistance loan outstanding under that Program, the Corporation will reimburse any remaining balance due on the course work and forgive any indebtedness in connection with the outstanding education assistance loan. This provision is otherwise subject to all applicable Tuition Assistance Program requirements and does not alter the Corporation’s right to amend or terminate its Program.

H.	TERMINATION WITH CAUSE — EFFECT ON FUTURE COMPENSATION: In the event Executive is terminated for Cause, Executive will be entitled to no future compensation from the Corporation and any and all stocks options granted by the Corporation to the Executive will be disposed of in accordance with the 1997 Incentive Plan. Moreover, the Executive will not earn any additional compensation after the effective date of such termination.

I.	DISABILITY: If the Executive is unable to perform the essential functions of his position due to illness, injury, or incapacity for a period of more than twelve weeks following the use of all available Paid Personal Leave (“PPL”), the compensation otherwise payable to him under this Agreement shall cease and the Corporation may terminate his employment unless the Board determines otherwise or the Executive is able to perform the essential functions of his position with reasonable accommodation.

J.	TERMINATION OF EMPLOYMENT BY EXECUTIVE: Executive may terminate his employment upon thirty (30) days written notice to the Chairman of the Board. Unless otherwise provided herein, if the Executive terminates his employment, the Executive shall only be entitled to base compensation through the last day actually worked as well as any bonus compensation for which the work period, performance criteria, and receipt of audited financial statements requirement have been fully met. The Board may provide the Executive with additional compensation, if the Board in its discretion deems such additional compensation warranted. Also, the disposition of any and all stock options granted by the Corporation to the Executive will be governed by the 1997 Incentive Plan.

K.	CONFIDENTIALITY AND NONCOMPETITION: By signing below, the Executive acknowledges his ongoing and continuing obligation to abide by the Confidentiality, Trade Secrets and Noncompetition Agreement that he executed on June 15, 1998 (“Trade Secrets Agreements”), which is attached hereto as Exhibit 3 and incorporated herein by reference.

L.	NO PRIOR AGREEMENTS: The Executive represents and warrants that he is not a party or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder. The Executive further represents and warrants that his employment with the

Corporation will not require the disclosure or use of any confidential information belonging to prior employers or to other persons or entities. The Executive understands that the Corporation does not expect or desire and in fact disapproves of and forbids the Executive to use or disclose, in the performance of his duties for the Corporation, any such confidential information belonging to prior employers or other persons or entities.

M.	ASSIGNMENT: This Agreement is personal to Executive and may not be assigned in any way by Executive without prior written consent by the Board of Directors of the Corporation. Any attempted assignment by Executive will be void. Notwithstanding anything in this section to the contrary, however, this Agreement may be assigned by the Corporation to any parent, subsidiary, successor, or affiliate entity. The rights and obligations under this Agreement will inure to the benefit of and will be binding upon the heirs, legatees, administrators, and personal representatives of Executive and upon the successors, representatives, and assigns of the Corporation.

N.	ILLEGAL OR INVALID PROVISION: The parties intend for all provisions of this Agreement to be enforced and enforceable to the fullest extent permitted by law. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws in effect during the term hereof, however, that provision will be fully severable. This Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

O.	GOVERNING LAW: This Agreement shall be construed and governed by the laws of the State of Maryland without regard to any conflict of laws rules or provisions.

P.	ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the Corporation and the Executive. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties. This Agreement supersedes all prior agreements, discussions or statements regarding the Executive’s employment, except for the Confidentiality, Trade Secrets and Noncompetition Agreement attached hereto as Exhibit 3, which will survive.

Q.	ARBITRATION: Notwithstanding any other provision in this Agreement, any claim or controversy relating to or arising out of this Agreement shall be resolved exclusively by arbitration in accordance with the commercial rules then obtaining of the American Arbitration Association. This Arbitration provision, including any challenges to its enforceability, is governed by the Federal Arbitration Act. The arbitration shall take place in Montgomery County, Maryland. The Corporation and Executive shall bear separately their respective attorney’s fees. The Corporation shall bear the cost of the arbitration and any fees required by the commercial rules then obtaining of the American Arbitration Association.

R.	MUTUAL UNDERSTANDING: Each party has read this entire Agreement, fully understands the contents hereof, has had the opportunity to obtain independent advice as to its legal effect, and is under no duress or obligation of any kind to execute it. This Agreement reflects the mutual understanding of the parties with the respect to all subject matters addressed herein and will be construed accordingly.

BioReliance Corporation

By:	/s/ William J. Gedale William J. Gedale Chairman, Compensation Committee Board of Directors	By:	/s/ Capers W. McDonald Capers W. McDonald

Address: 14920 Broschart Road Rockville, MD 20850

Date:	August 6, 2002	Date:	August 22, 2002